Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

March 27, 2013	Telephone: (808) 969-8052

ROYAL HAWAIIAN ORCHARDS, L.P.

REPORTS 2012 OPERATING RESULTS; ANNOUNCES DISTRIBUTION

Hilo, Hawaii - - Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU), formerly known as ML Macadamia Orchards, L.P.,  announced today that for the twelve months ended December 31, 2012, it reported a net loss of $499,000 as compared to net income of $712,000 for the year ended December 31, 2011.

The net loss in 2012 is primarily the result of $1.0 million in start-up costs related to the development and launch of the Royal Hawaiian Orchards® retail brand through its wholly-owned subsidiary, Royal Hawaiian Macadamia Nut, Inc. (“Royal”). The Partnership’s farming operations remained profitable, generating net income of $521,000 for the year as compared with $712,000 in 2011.

Total 2012 revenue was $20.1 million, an increase of 12% as compared to $18.0 million reported in 2011, with nut sales up 12% and contract farming revenues up 6%. The Partnership was paid at an average contract price of $0.774 per pound in 2012 on sales of 23.2 million pounds, compared to an average contract price of $0.735 received in 2011 on 21.8 million pounds. Increased production and higher nut prices were offset by increased general and administrative costs related to a rights offering that we did not pursue and other non-recurring charges.

In late 2012, the Partnership launched its own line of all-natural, better for you, branded macadamia products in response to historically volatile macadamia pricing and to reduce its dependence on a single customer. Branded product sales were initiated in November 2012 and amounted to $91,000 for the year.  This investment seeks to enable the Partnership to generate stable and attractive margins despite commodity price swings and is intended to increase unit holder value once critical mass is achieved. Approximately 7 million nut-in-shell pounds or 1.4 million pounds of kernel will become available, from expired sales contracts, for the Partnership to sell as branded or bulk macadamia nuts in 2013 and approximately 3.0 million kernel pounds will be available for sale in 2014.

For the fourth quarter of 2012, the Partnership had a net income of $10,000 on revenues of $9.6 million compared to a net income of $559,000 on revenues of $9.1 million for the fourth quarter of 2011.  The lower net income in the fourth quarter of 2012 was mainly attributable to higher general and administrative expenses relating to selling, marketing and administrative costs for Royal.

The Partnership announced today that the Board of Directors of its general partner, Royal Hawaiian Resources, Inc. has declared a cash distribution of two cents ($0.02) per Class A Unit.  The distribution will be paid on Friday, April 12, 2013 to the unit holders of record as of Friday, March 29, 2013. The distribution is being made to cover the estimated 2012 tax liability of the Partnership’s unit holders and will be the first distribution since February 15, 2008.

This announcement is intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, the partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

Royal Hawaiian Orchards, L.P. is one of the world’s largest growers of macadamia nuts, owning or leasing 5,070 acres of orchards on the island of Hawaii.

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Royal Hawaiian Orchards, L.P.

Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(in thousands, except per unit data)

	Three months		Full Year
	ended December 31,		Ended December 31,
	2012	2011	2012	2011

Macadamia nut sales	$8,993	$8,437	$18,043	$16,125
Contract farming revenue	502	678	1,973	1,869
Branded product sales	91	—	91	—
Total revenues	9,586	9,115	20,107	17,994
Cost of goods and services sold
Costs of macadamia nut sales	7,659	7,063	14,586	13,438
Costs of contract farming services	465	650	1,841	1,738
Cost of branded product sales	84	—	84	—
Total cost of goods and services sold	8,208	7,713	16,511	15,176
Gross income (loss)	1,378	1,402	3,596	2,818
General and administrative expenses	1,179	594	3,550	1,812
Operating income (loss)	199	808	46	1,006
Interest and other income	35	1	245	580
Interest expense	(176)	(200)	(664)	(775)
Income (loss) before tax	58	609	(373)	811
Income tax expense	(48)	(50)	(126)	(99)
Net income (loss)	$10	$559	$(499)	$712

Other comprehensive income (loss), net of tax
Amortization of prior service cost	1	1	7	7
Amortization of actuarial loss	(55)	(238)	(43)	(249)
Defined benefit pension plan	(54)	(237)	(36)	(242)
Other comprehensive income, net of tax	(54)	(237)	(36)	(242)
Comprehensive income (loss)	(44)	322	(535)	470

Net income (loss) per Class A Unit	$0.00	$0.07	$(0.07)	$0.09

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500